Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT
OF
INDIA GLOBALIZATION CAPITAL, INC.

INDIA GLOBALIZATION CAPITAL, INC., a Maryland corporation, having its principal office at 4336 Montgomery Avenue, Bethesda, Maryland 20814 (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1. The name of the Corporation is India Globalization Capital, Inc. The date of filing of its original Articles of Incorporation with the Secretary of State was April 29, 2005.

2. This Amended and Restated Articles of Incorporation (the “Certificate”) hereby restates and integrates and further amends the Articles of Incorporation of this Corporation by striking in its entirety Article SIXTH and by substituting in lieu thereof the following:

SIXTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred fifty one million (151,000,000) shares, of which one hundred fifty million (150,000,000) shares shall be of common stock, with a par value of $0.0001 per share (the “Common Stock”) and one million (1,000,000) shares shall be shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”). The aggregate stated capital is $15,100.00.

3. (a) As of immediately before the amendment, the total number of shares of stock of all classes which the Corporation has authorization to issue is 76,000,000 shares, of which 1,000,000 are Preferred Stock (par value $0.0001 per share) and 75,000,000 are Common Stock (par value $0.0001 per share).

(b) As amended, the total number of shares of stock of all classes which the Corporation has authority to issue is 151,000,000, of which 1,000,000 shares are Preferred Stock (par value $0.0001 per share) and 150,000,000 shares are Common Stock (par value $0.0001 per share).

(c) The aggregate par value of all shares having a par value is $7,600.00 before the amendment and $15,100.00 as amended.

(d) The shares of stock of the Corporation are not divided into classes.

4. The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

The text of the Articles of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

FIRST: Stanley S. Jutkowitz, whose address is 815 Connecticut Avenue, N.W., Suite 500, Washington, D.C. 20006, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.

SECOND: The name of the corporation (the “Corporation”) is India Globalization Capital, Inc.

THIRD: The purpose of the Corporation shall be to engage in any lawful businesses or activities for which corporations may be organized under the Maryland General Corporation Law (“MGCL”).

FOURTH: The street address of the principal office of the Corporation in Maryland is 4336 Montgomery Avenue, Bethesda, Maryland, 20814.

FIFTH: The name of the resident agent of the Corporation in Maryland is The Corporation Trust Incorporated whose address is 300 East Lombard Street, Baltimore, Maryland 21202.

SIXTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred fifty one million (151,000,000) shares, of which one hundred fifty million (150,000,000) shares shall be of common stock, with a par value of $0.0001 per share (the “Common Stock”) and one million (1,000,000) shares shall be shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”). The aggregate stated capital is $15,100.00

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the MGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

SEVENTH: Paragraphs A through E set forth below shall apply during the period commencing upon the initial public offering of the Company’s securities (the “IPO”) and terminating upon the consummation of a “Business Combination,” (the “Restricted Period”) and shall not be amended during such period. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction or a combination of any of the foregoing, of one or more operating businesses with its or their primary operations in India. (collectively, the “Target Business”) having collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation’s net assets at the time of such acquisition; provided, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. If the Board of Directors of the Corporation is not able independently to determine the fair market value of the Target Business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (d/b/a NASD) (an “Independent Financial Advisor”). The Corporation will not consummate a Business Combination with any entity that is affiliated with any of the Corporation’s stockholders immediately prior to the IPO unless the Corporation obtains an opinion from an Independent Financial Advisor that the Business Combination is fair to the Corporation’s stockholders from a financial perspective.

A. Prior to the consummation of a Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the MGCL. In the event that a majority of the IPO Shares (as defined below) cast at the meeting to approve the Business Combination are voted for approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided, that the Corporation shall not consummate a Business Combination if holders representing 20% or more in interest of the IPO Shares exercise their conversion rights described in paragraph B below.

B. Any stockholder of the Corporation holding shares of Common Stock issued by the Corporation in the IPO (such shares so issued in connection with the IPO, the “IPO Shares”) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his or her IPO Shares into cash. If so demanded, in the event that a Business Combination is approved in accordance with paragraph A above and is consummated by the Corporation, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” means the trust account established by the Corporation in connection with the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

C. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18-month period (such later date being referred to as the “Termination
Date”), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

D. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he or she demands conversion of his or her shares in accordance with paragraph B above. Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund or any amount or other property held therein.

E. Unless and until the Corporation has consummated a Business Combination as permitted under this Article Fifth, the Corporation may not consummate any other business combination, whether by merger, acquisition, asset purchase or otherwise.

EIGHTH:

A. The number of directors that will constitute the Board of Directors shall be at least one (1). The number of directors shall be fixed from time to time as set forth in this Article EIGHTH or the Bylaws of the Corporation. The name and address of the initial director of the Corporation is: Ram Mukunda, 4336 Montgomery Avenue, Bethesda, Maryland 20814.

B. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The director of the Corporation on the date hereof shall become a Class C director and shall then elect Class A, Class B, and, to the extent appropriate, additional Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each Annual Meeting of Stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such Annual Meeting of Stockholders shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the MGCL may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

NINTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the Corporation’s Bylaws so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation’s Bylaws as provided in the Corporation’s Bylaws.

C. The directors in their discretion may submit any contract or act for approval or ratification at any Annual Meeting of Stockholders or at any Special Meeting of Stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests or for any other reason.

D. In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, notwithstanding, to the provisions of applicable law these Articles of Incorporation, and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

TENTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit in money, property or services. If the MGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 2-418 of the MGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suitor proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

The Corporation has filed these Amended and Restated Articles of Incorporation, because the Corporation desires not only to amend its charter but also to restate its charter as currently in effect. The provisions set forth in these Amended and Restated Articles of Incorporation are all the provisions of the charter of the Corporation currently in effect.

The foregoing amendment and restatement of the charter of the Corporation has been approved by a majority of the Board of Directors, advised by the Board of Directors and approved by the stockholders of the Corporation.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

[REMAINDER OF PAGE DELIBERATELY LEFT IN BLANK]

IN WITNESS WHEREOF, I have signed these Articles of Amendment and Restatement this August day of 1st, 2012, and I acknowledge the same to be my act.

_________________	__________________
Parveen Mukunda	Ram Mukunda
Secretary	President